Exhibit 5.1

Thomas J. Craft, Jr., P.A.
11000 Prosperity Farms Road, Suite 101
Palm Beach Gardens, FL 33401
Phone: 561- 543-2233

US Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:	Peregrine Industries, Inc.
Registration Statement on Form S-8 Commission File No. 0-27511
Gentlemen:

The undersigned has acted as counsel to Peregrine Industries, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to 6,050,000 shares of the Company's Common Stock, par value $.0001 per share (the "Common Stock").

In connection with this opinion, the undersigned has reviewed the filings of the Company incorporated by reference in the Registration Statement and has determined that the Company is current in its reporting requirements under the Securities Exchange Act of 1934, as amended.

Based on the foregoing and the representations made to the undersigned by the Company, the undersigned is of the opinion that the shares of common stock, when issued, will be fully paid and non-assessable shares of the Company. Further, the Company has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act.

I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Thomas J. Craft, Jr., P.A.
Thomas J. Craft, Jr., P.A.